Exhibit 20

Execution

Dated 24 June 2010

TU GUO SHEN

as Guarantor

in favour of

CHINA DEVELOPMENT BANK CORPORATION
HONG KONG BRANCH

as Security Agent

____________________________________________

PERSONAL GUARANTEE

____________________________________________

KING & WOOD
     9/F, Hutchison House
Central, Hong Kong
Tel. No.: (852) 2848 4848
Fax No.: (852) 2845 2995
Ref: 710030085/CR/JL

Execution

Execution

THIS GUARANTEE is made this 24th day of June 2010

BY

(1)	TU GUO SHEN (holder of the People’s Republic of China passport number G28948045) of 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen, P.R.C.(the “Guarantor”)

IN FAVOUR OF

(2)

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH of Suite 3307-15, 33/F, One International Finance Centre, No.1 Harbour View Street, Central, Hong Kong as security agent for the Secured Parties (the “Security Agent”, which expression shall include its successors and assigns).

WHEREAS

(A)

By the Loan Agreement (as defined below), the Lenders (as defined in the Loan Agreement) have agreed to make available a term loan facility of up to US$45,000,000 (the “Facility”) to Whitehorse Technology Limited (the “Borrower”) on and subject to the terms of the Loan Agreement.

(B)

It is a condition precedent to the Lenders making the Facility available to the Borrower that the Guarantor enter into this Guarantee as security for payment and discharge of the Secured Indebtedness subject to and upon the terms and conditions herein contained.

NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Guarantee:-

“Loan Agreement” means a term loan facility agreement of or about the date hereof between the Borrower as borrower and China Development Bank Corporation Hong Kong Branch as lender, arranger and facility agent; and

“Secured Parties” means the Finance Parties.

1.2	Interpretation

(a)	Terms defined, or incorporated by reference, in the Loan Agreement shall have the same meanings in this Guarantee, unless the context otherwise requires.

(b)

The provisions of Clause 1.2 (Construction) and Clause 1.3 (Currency Symbols) of the Loan Agreement shall apply to this Guarantee as if they were expressly set out in full in this Guarantee with each reference to the Loan Agreement being a reference to this Guarantee.

Execution

2.	GUARANTEE

2.1

In consideration of the Lenders, at the request of the Guarantor, agreeing to make the Facility available to the Borrower pursuant to the Loan Agreement and the Secured Parties entering into the Finance Documents, the Guarantor irrevocably and unconditionally as principal obligor and not merely as surety, HEREBY COVENANTS with the Security Agent that, subject as hereinafter provided, the Guarantor will ON DEMAND, by notice in writing of the Security Agent made to the Guarantor from time to time or at any time so long as any amount under the Loan Agreement shall remain due and outstanding to the Security Agent, PAY, make good and discharge to the Security Agent all sums of monies, obligations and liabilities which are now or may at any time hereafter or be or become from time to time due, owing or incurred to the Secured Parties anywhere by the Borrower (whether alone or jointly with any other person in whatever style or form and whether as principal or surety) in respect of the Secured Indebtedness in the currency in which the same falls due for payment under the Loan Agreement.

2.2

As a separate and independent stipulation, the Guarantor shall, as between the Security Agent (on behalf of the Secured Parties) and the Guarantor, be liable for payment of all sums due and owing by the Borrower in respect of the Secured Indebtedness as if the Guarantor was the principal debtor in respect of such amount due and owing, and not merely as surety. Accordingly, the Security Agent is not required to have first recourse against the Borrower or any other person in respect of such sums due and payable by the Borrower, and the Guarantor hereby waives any right to require that, prior to any claim under or enforcement of this Guarantee (a) proceedings be taken against the Borrower or any other person or (b) any action be taken by the Secured Parties to realise or enforce any other Finance Documents or any other security, guarantee, indemnity, right or remedy.

3.	NATURE OF GUARANTEE

3.1

This Guarantee shall be a continuing security and the Guarantor shall remain liable hereunder until the whole of the Secured Indebtedness has been repaid in full, notwithstanding the bankruptcy, liquidation, winding-up, incapacity or any change in the constitution of the Borrower and/or the Guarantor and/or any other party or any intermediate settlement of payment or satisfaction of any part of the Secured Indebtedness or any of the Guarantor's obligations hereunder or other matter whatsoever which but for this provision might operate to release or otherwise exonerate the Guarantor from his obligations hereunder.

3.2

The Guarantor shall be liable as principal obligor and not merely as surety, and the obligations of the Guarantor hereunder shall not be discharged, reduced or affected by (a) the granting of time or indulgence, concession, compromise, consent or waiver whatsoever (including waiving any of the conditions precedent under the Loan Agreement) at any time given to the Borrower or any person; (b) the obtaining or holding by any Secured Party of any other Finance Documents or any other guarantee, security or indemnity given by other persons; (c) any amendment, modification, variation, extension (whether of maturity or otherwise), restatement (in each case, however fundamental and of whatsoever nature) or release made to the Loan Agreement, any other Finance Documents or any other guarantee or security or indemnity; (d) the illegality, invalidity or unenforceability of any obligation of the Borrower and/or other person to the Finance Documents; (e) the invalidity or irregularity in the execution of the Loan Agreement, any other Finance Documents or any other guarantee, security or indemnity given by other persons; (f) any lack of power of any person to enter into or perform any of its obligations under the Loan Agreement, any other Finance Documents or any other guarantee, security or indemnity; (g) the death, bankruptcy, insolvency, liquidation, incapacity, disability, limitation, amalgamation, reconstruction or change of constitution of the Borrower or any other person; (h) the exercising or non-exercising by the Security Agent of any powers, rights, remedies or security against the Borrower or any other persons or otherwise under the Loan Agreement, under any other Finance Documents or under any other security, guarantee or indemnity; (i) any release, discharge, waiver, exercise, omission to exercise, or settlement or compromise of any rights or claims against the Borrower or any other persons; (j) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or any or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security; (k) the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group; and/or (l) any act, omission or event which would or may but for the provisions of this Clause 3.2 operate to affect or discharge this Guarantee or the liability of the Guarantor hereunder.

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3.3

This Guarantee shall be in addition to and not a substitute of any other guarantee or other security or indemnity now or hereafter held by or available to any Secured Party in respect of the Secured Indebtedness and the rights and remedies hereunder are cumulative and not exclusive for any rights and remedies provided by law.

4.	INDEMNITY

4.1

For the same consideration, the Guarantor hereby agrees as a primary obligor to indemnify each Secured Party against any cost, loss or liability which any Secured Party may suffer or incur (i) in the event of the whole or any part of the Secured Indebtedness being invalid or being or becoming irrecoverable, unenforceable or void or being avoided for any reason whatsoever, irrespective of whether such reason was or ought to have been known to any Secured Party or its officers, employees, agents or professional advisers, (ii) if, as a result of the introduction of or any change in (or the interpretation, administration or application of) any law or regulation, or compliance with any law, regulation or administrative procedure made after the date of this Guarantee, there is a change in the currency, timing, place or manner in which any obligation guaranteed by the Guarantor is payable, or there is a reduction in the amount of, or the rate of return on, any such obligation or (iii) due to the prevention of, or delay in transfer of funds resulting from the occurrence of political events, economic difficulties, legislative or administrative measures, or a general moratorium, the amount of such cost, loss or liability shall be the amount which such Secured Party, as the case may be, would otherwise have been entitled to recover from the Borrower under the Loan Agreement.

4.2

For the same consideration, the Guarantor hereby indemnifies and agrees to hold harmless each Secured Party and its affiliates and each of its officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs, legal expenses and expenses (altogether “Losses”), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any claim investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened in relation to the Loan Agreement or this Guarantee (or the transactions contemplated hereby or thereby). This indemnity shall apply whether or not such claims, investigation, litigation or proceeding is brought by the Guarantor, the Borrower, any of the Guarantor’s or the Borrower’s shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto, except to the extent such Losses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s wilful misconduct or gross negligence.

Execution

5.	PAYMENTS

5.1

On each date on which any sum is due from the Guarantor hereunder, the Guarantor shall make that sum available to the Security Agent in the same currency as that sum is due and in such manner as the Security Agent may specify from time to time.

5.2

All payments under this Guarantee shall be made free and clear of any restriction, counterclaim, set-off, deductions or withholdings (except to the extent required by law) on account of any tax or expenses charged, imposed, levied, collected, withheld or assessed by any person. If (a) any payment to be made under this Guarantee is subject to any deduction or withholding or, (b) the Security Agent (or any person on its behalf) is required by law to make any deduction or withholding from or (except on account of tax on the overall net income of that party) any payment on or calculated by reference to the amount of, any sum received or receivable by that party under this Guarantee, the amount due from the Guarantor should be increased to the extent necessary to ensure that, after the making of such deduction, the Security Agent shall receive a net amount equal to the amount it would have received had no such deduction been required to be made.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	The Guarantor hereby represents and warrants to each Secured Party that:-

(a)	the Guarantor has power and authority to own his assets;

(b)

the Guarantor has the necessary power and capacity to enter into and execute each of the Finance Documents to which he is a party and to perform and observe the obligations contained therein. Each of the Finance Documents to which the Guarantor is a party, as executed and delivered, constitutes legal, valid and binding obligations of the Guarantor enforceable in accordance with its terms;

(c)

the execution and delivery of, and the performance of the provisions of each of the Finance Documents to which the Guarantor is a party by the Guarantor does not, and will not (i) contravene any existing law or regulation applicable to the Guarantor or any of his assets, or (ii) contravene any contractual restriction binding on the Guarantor or his assets, or (iii) cause any limit on any of the borrowing, guaranteeing, charging or other powers of the Guarantor (whether imposed by agreement, instrument or otherwise), or any other limit affecting him to be exceeded;

Execution

(d)

all necessary governmental and other consents, authorisations and approvals (if any) (including those required by the SAFE Circulars) for or in connection with the execution, performance, validity and enforceability of each of the Finance Documents to which the Guarantor is a party and the transaction contemplated thereby have been obtained and are in full force, validity and effect;

(e)

it is not necessary in order to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee that it or any other document be filed or registered with any court or authority;

(f)	no order, petition, application or the like is outstanding for the bankruptcy of the Guarantor;

(g)

the Guarantor is not in default under any law, regulation, judgment, order, authorisation, agreement or obligation applicable to him or his assets or revenues, the consequences of which default could materially and adversely affect his financial condition or his ability to perform his obligations under this Guarantee and no event of default or prospective event of default has occurred;

(h)

the Guarantor is generally subject to civil and commercial law and to legal proceedings and neither the Guarantor nor any of his assets or revenues is entitled to any immunity or privilege (sovereign or otherwise) from any set-off, judgment, execution, attachment or other legal process;

(i)	the Guarantor is the sole legal and beneficial shareholder of the Borrower; and

(j)

all information supplied to each Secured Party by the Guarantor is true and accurate in all material respects as at the date thereof and there are no material facts or circumstances which have not been disclosed to such Secured Party and which could make any of such information untrue, incomplete, inaccurate or misleading in any material respect.

6.2

The Guarantor represents and warrants to and undertakes with each Secured Party that each of the representations set out in Clause 6.1 will be true and accurate throughout the continuance of this Guarantee with reference to all facts and circumstances then subsisting.

6.3	The Guarantor undertakes with the Security Agent for the benefit of the Secured Parties that for so long as any sums remain to be advanced or remain outstanding under the Loan Agreement, it shall:-

(a)

(subject to paragraph (b) below and save for the transfer of shares of CSR by the Guarantor to the Borrower pursuant to Part A of Schedule 2 (Conditions Precedent) to the Loan Agreement) not, without the prior written consent of the Security Agent, sell, transfer or otherwise dispose of any interest in the Common Stock of CSR (including any such interest acquired under the Equity Incentive Plan); and

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(b)

from time to time and at any time upon acquiring shares of the Common Stock of CSR (including any shares acquired under the Equity Incentive Plan), forthwith transfer such shares to the Borrower by way of gift within the meaning of Rule 144(d)(v) under the United States Securities Act of 1933, as amended (save for any shares which have yet to become vested under the Equity Incentive Plan provided any such shares shall be transferred to the Borrower in the aforesaid manner immediately upon becoming so vested).

7.	SECURITY FROM THE BORROWER

The Guarantor represents and warrants that he does not hold and covenants that he will not take or hold without the Security Agent's consent any security from the Borrower or any person, whether directly or indirectly and whether merely personal or involving encumbrance on any assets of the Borrower, for his obligations hereunder. Any security so taken (with or without the Security Agent's consent) shall be held in trust for the Security Agent as security for the Guarantor's liability under this Guarantee. The Guarantor shall forthwith deposit such security and any document relating thereto to the Security Agent and the Guarantor shall account to the Security Agent for all moneys at any time received by the Guarantor in respect thereof.

8.	SUBROGATION

So long as the Secured Indebtedness or any part thereof and/or any other sum remains owing by the Borrower to any Secured Party under the Financing Agreements, the Guarantor shall not exercise and hereby expressly waives any right of subrogation (whether statutory, arising at common law or in equity, or howsoever) or any other rights of a surety, and shall not demand or accept repayment in whole or in part of any moneys, obligations or liabilities then or thereafter due to the Guarantor from the Borrower or demand, accept or enforce any security in respect thereof or take any step to enforce any right or claim (including but not limited to right of set-off or counterclaim) against the Borrower or any other person who has guaranteed or given any security in respect of the Secured Indebtedness or claim in the insolvency or liquidation of the Borrower or any such other person in competition with the Secured Parties, or have the benefit of any share in any payment or composition from the Borrower or any such person. If the Guarantor receives any payment or benefit in breach of this Clause, he shall hold the same upon trust for the benefit of the Secured Parties who shall be entitled to apply the same in discharge of the Secured Indebtedness or any part thereof in such manner and at such time as the Security Agent may deem fit. Without prejudice to the generality of the foregoing, the Guarantor shall, if required by the Security Agent, prove in a winding-up or bankruptcy of the Borrower on the basis that the Guarantor shall hold the benefit of such claims on trust for the benefit of the Secured Parties who may apply the same in discharge of the Secured Indebtedness or any part thereof in such manner and at such time as the Security Agent may deem fit.

9.	CONDITIONAL DISCHARGE AND RETENTION OF SECURITY

9.1

Any settlement, discharge or release between the Guarantor and any Secured Party shall be conditional upon no security, disposition or payment to the Secured Party by the Borrower, the Guarantor or any other person in respect of the moneys hereby guaranteed being avoided or reduced or refunded or ordered to be surrendered by virtue of any enactments relating to winding-up, administration or liquidation (or any analogous proceeding) for the time being in force. If the Secured Party shall become liable to repay any moneys paid to the Secured Party hereunder or under the Finance Documents or any other documents executed as security for the Secured Indebtedness on the grounds of unfair preference or otherwise, the liability of the Guarantor hereunder shall be computed as if such moneys had never been paid to the Secured Party and the Security Agent (on behalf of the Secured Party) shall be entitled to enforce this Guarantee against the Guarantor and recover the value or amount of any such security or payment from the Guarantor subsequently as if such settlement, discharge or release had not occurred.

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9.2

The Security Agent may retain any security held by it for the Guarantor’s liability under this Guarantee for the relevant period (as hereinafter defined) after repayment of all sums due to the Secured Parties from the Borrower. If within the relevant period after such repayment a petition shall be presented for an order for the winding-up or analogous process of the Borrower or the Borrower shall commence to be wound up or shall be the subject of an administration order, the Security Agent may continue to retain such security or any part of it for such further period as the Security Agent shall determine in its discretion. In this Clause 9.2, the “relevant period” means the relevant statutory period, extended by one month, within which any payment or security made to or held by the Security Agent may be avoided or invalidated under any enactment relating to insolvency.

10.	INDULGENCE

Time shall be of the essence in this Guarantee, but no failure or delay by any Secured Party in exercising or enforcing any right, power or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise or enforcement of any right, power or remedy preclude any further exercise or enforcement thereof or the exercise or enforcement of any other power or right. No act or conduct or negotiation by or on behalf of any Secured Party shall in any way preclude it from exercising any right, power or remedy hereunder or constitute a suspension or variation of such right, power or remedy. The rights, powers and remedies under this Guarantee are cumulative and not exclusive of any rights, powers and remedies provided by law, and may be exercised as often as any Secured Party considers appropriate.

11.	INVALIDITY AND RELEASE

11.1

The Guarantor agrees and consents to be bound by this Guarantee, notwithstanding that this Guarantee may be invalid or unenforceable against the Guarantor whether or not the deficiency is known to any Secured Party, the Borrower or the Guarantor.

11.2

The Secured Parties shall be at liberty to release any person from any of his liabilities or obligations under the Finance Documents or waive the same, to compound with or otherwise vary or agree to vary the liability of, or to grant time or other indulgence to, or make other arrangements with any person without prejudicing or affecting the rights, remedies, powers and privileges of the Security Agent against the Guarantor hereunder.

12.	FURTHER ASSURANCE

The Guarantor agrees that at any time and from time to time upon the written request of the Security Agent, the Guarantor shall promptly and duly execute and deliver to the Security Agent any and all such further instruments and documents as the Security Agent may deem desirable in obtaining the full benefits of this Guarantee and of the rights and powers herein granted.

Execution

13.	SET-OFF

Without prejudice to and in addition to any other remedy of set-off, combination or consolidation of accounts which the Secured Parties may have, at any time after a demand hereunder, the Secured Parties shall be entitled without prior notice to the Guarantor, if at the relevant time the Secured Indebtedness and all other monies payable hereunder shall not have been fully paid or otherwise discharged, to set off the liability of the Guarantor hereunder against any monies in whatsoever currency standing to the credit of the Guarantor in any current or other account with the Secured Parties and to combine any such account with any other such account.

14.	SUSPENSE ACCOUNT

A Secured Party may at any time place and keep to the credit of a separate suspense account any monies received under this Guarantee for so long and in such manner as the Secured Party may determine without any obligation to apply such monies or any part of them in or towards the discharge of the Secured Indebtedness. In the event of any proceedings in or analogous to liquidation, composition or arrangement of or concerning the Borrower, a Secured Party may notwithstanding any payment made under this Guarantee approve and agree to accept any dividend or composition in respect of the whole or any part of the Secured Indebtedness in the same manner as if this Guarantee had not been given.

15.	OTHER MEANS OF PAYMENT

The Security Agent may make demand under this Guarantee (i) before making any demand on the Borrower or any other surety or enforcing any other security for the Secured Indebtedness and (ii) for the payment of the ultimate balance after resorting to other means of payment or for the balance of the Secured Indebtedness due at any time notwithstanding that the Secured Parties have not resorted to other means of payment (in which case the Guarantor shall not be entitled to any benefit from such other means of payment so long as any of the Secured Indebtedness remains outstanding).

16.	DETERMINATION AND CERTIFICATION

16.1

For the purposes of this Guarantee, the Security Agent shall solely determine whether an event, circumstance or other relevant situation is “material” or whether any matter or thing is necessary or desirable or calling for a determination and the Security Agent's determination shall be conclusive and binding on the Guarantor.

16.2

For all purposes, including any legal proceedings, a certificate by any of the officers of the Security Agent as to the sums and liabilities for the time being due or incurred to the Secured Parties by the Borrower or the Guarantor under the Finance Documents and/or this Guarantee shall be conclusive and binding on the Guarantor.

17.	SUCCESSORS AND ASSIGNS

17.1

This Guarantee shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns (as the case may be), except that the Guarantor may not assign or transfer any of his rights, benefits, duties or obligations hereunder.

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17.2

If a Secured Party shall assign or transfer the whole or any part of its rights under the Loan Agreement or any Finance Documents in accordance with the terms thereof, the Secured Party may also assign or transfer the whole or the appropriate portion of its rights hereunder, in which event references herein to such Secured Party shall thenceforth be deemed to include a reference to each assignee to the extent of its interest.

17.3

Any representation, warranty, undertaking and arrangement on the part of the Guarantor shall survive the making of any assignment or transfer by a Secured Party hereunder or under any other security documents held by the Secured Party in respect of the Secured Indebtedness and/or the obligations and liabilities of the Borrower under the Loan Agreement, the change in the name of any Secured Party or any Secured Party's amalgamation with, or absorption by any other corporation.

18.	AMENDMENTS AND WAIVERS

18.1	This Guarantee may only be varied or modified by supplemental agreement or other document executed by all the parties hereto.

18.2

No provision hereof may be amended, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

19.	NOTICE

19.1

All notices or other communications under or in connection with this Guarantee shall be given in accordance with Clause 27 (Notices) of the Loan Agreement which provisions are incorporated into this Guarantee as though they were set out in full in this Guarantee with any necessary modifications to references to the parties thereto.

19.2

The address and facsimile number of each party to this Guarantee for all notices under or in connection with this Guarantee are those set out either below or in Clause 27 of the Loan Agreement, or as otherwise notified in accordance with that clause:-

To the Guarantor	: Mr. Tu Guo Shen
Address	: 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen, P.R.C.
Facsimile Number	: (+86) 755 8351 0815

20.	SEVERABILITY

Any provision of this Guarantee prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Guarantee and rendered ineffective so far as is possible without modifying the remaining provisions of this Guarantee. Where however the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law to the end that this Guarantee shall be a valid and binding agreement enforceable in accordance with its terms.

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21.	IMMUNITY

The Guarantor agrees that in any legal action or proceedings against him or his assets in connection with this Guarantee, no immunity from such legal action or proceedings shall be claimed by or on behalf of the Guarantor or with respect to his assets, and the Guarantor irrevocably waives any such right of immunity which he or his assets now have or may hereafter acquire or which may be attributed to him or his assets and consents generally in respect of any such legal action or proceedings to the giving of any relief or the issue of any process in connection with such action or proceedings including, without limitation, the making, enforcement or execution against any property whatsoever, of any order or judgement which may be made or given in such action or proceedings.

22.	EXPENSES

The Guarantor shall be responsible for and pay all costs, charges and expenses (including legal fees) incurred by the Secured Parties in connection with the perfection, preservation, protection, realisation or enforcement of or the exercise or attempted exercise of any power or remedy conferred under this Guarantee.

23.	TIMING

Time shall be of the essence in this Guarantee.

24.	LAW AND JURISDICTION

24.1

This Guarantee shall be governed by and construed in all respects in accordance with the laws of Hong Kong, and the parties hereto hereby irrevocably submit to the non- exclusive jurisdiction of the Courts Hong Kong.

24.2

The Guarantor hereby agrees that the process by which any suit, action, proceeding or dispute, which may arise out of or in connection with this Guarantee, is begun in Hong Kong may be served on it by being delivered to JPS Consultants Limited of Room 2204, Tung Chiu Commercial Building, 193 Lockhart Rd., Wanchai, Hong Kong. A failure by the process agent to notify the Guarantor of the process will not invalidate the proceedings concerned. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

24.3

The submission of the Guarantor to the jurisdiction of the courts of Hong Kong shall not restrict the right of the Security Agent to take proceedings against the Guarantor in any other court(s) having, claiming or accepting jurisdiction over the Guarantor or any of his assets, nor shall the taking of proceedings in any one or more jurisdiction(s) preclude the taking of proceedings in any other jurisdiction(s) whether concurrently or not.

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IN WITNESS WHEREOF the Guarantor has duly executed this Guarantee the day and year first above written.

GUARANTOR

Executed as a deed
SIGNED SEALED and DELIVERED	)
)
/s/ Guoshen Tu	)
)
by TU GUO SHEN (holder of P.R.C.	)
passport No.G28948045))
)
in the presence of:-)